Exhibit 2

Voting Agreement and Proxy

VOTING AGREEMENT AND PROXY

WITH RESPECT TO EXCHANGEABLE NOTES

This VOTING AGREEMENT AND PROXY (this “Agreement”) is made and entered into as of January 26 2015 by and between Madison Dearborn Capital Partners IV, L.P. (“MDP”) and Northwestern University (“Northwestern”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in that certain Purchase and Sale Agreement, dated November 17, 2014, by and among SunEdison, Inc., TerraForm Power, LLC, TerraForm Power, Inc., First Wind Holdings, LLC, First Wind Capital, LLC, D.E. Shaw Composite Holdings, L.L.C. (“D.E. Shaw”), and MDP, among others (the “Purchase and Sale Agreement”).

WHEREAS, pursuant to the Purchase and Sale Agreement, MDP, D.E. Shaw, and Northwestern, among others, agreed to sell to the Buyers their right, title and interest in and to the Company (the “Sale”);

WHEREAS, as partial consideration for the Sale, MDP, D.E. Shaw and Northwestern shall each receive one or more Exchangeable Notes on the Closing Date;

WHEREAS, Northwestern desires MDP to manage any and all Exchangeable Notes it shall receive on the Closing Date or thereafter and to exercise on behalf of Northwestern any and all decision-making power conferred upon a holder of the Exchangeable Notes issued under the Indenture dated as of the Closing Date by and among Seller Note, LLC, SunEdison, Inc. and Wilmington Trust, National Association (the “Indenture”); and

WHEREAS, Northwestern agrees to take all actions and omit to take actions with respect to the Exchangeable Notes solely as directed by MDP.

NOW, THEREFORE, in consideration of $10.00, the right to receive the Exchangeable Notes pursuant to the Sale, and MDP’s agreement to manage the Exchangeable Notes on behalf of Northwestern, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Voting Agreement. For so long as Northwestern holds any Exchangeable Note:

(a) Northwestern shall take all actions (or omit to take any action) with respect to any Exchangeable Notes Northwestern receives on the Closing Date (or thereafter acquires) in each case, in the same manner in which MDP acts with respect to the Exchangeable Notes MDP receives on the Closing Date (or thereafter acquires) or as otherwise directed by MDP, and Northwestern shall not take any action (or omit to take any action) with respect to the any Exchangeable Notes without direction from MDP.

(b) In furtherance of the foregoing, Northwestern agrees to execute all such documents as MDP deems necessary or appropriate to effect the provisions of this Agreement.

2. Grant of Proxy.

(a) Northwestern hereby grants to and appoints MDP, its directors, officers, employees and agents, and any other designee of MDP, each of them individually, its irrevocable proxy and attorney-in-fact (with full power of substitution) to take all actions, or to omit to take any action, with respect to the Exchangeable Notes issued under the Indenture, including but not limited to, actions relating to the registration of Exchangeable Notes, the transfer or exchange of Exchangeable Notes, the purchase, repurchase and sale of Exchangeable Notes, and any notice, consent, waiver, demand, approval, authorization, request or direction pertaining to any Exchange Note (whether required under the Indenture, applicable law, by a Governmental Authority or under an Order, or otherwise). Northwestern intends this proxy to be irrevocable and coupled with an interest and will take such further action or execute such other instruments as may be necessary to effectuate the intent of this proxy and hereby revokes any proxy previously granted by Northwestern with respect to the Exchangeable Notes.

(b) The proxy granted in this Section 2 shall expire solely upon the termination of this Agreement.

(c) Northwestern hereby represents, covenants and agrees that, except as contemplated by this Agreement, Northwestern (a) has not entered into, and shall not enter into at any time prior to the termination of this Agreement, any agreement or trust with respect to the Exchangeable Notes and (b) has not granted, and shall not grant at any time prior to the termination of this Agreement, a proxy or power of attorney with respect to any Exchangeable Notes, in either case, which is inconsistent with Northwestern’s obligations under this Agreement.

3. Term. This Agreement shall terminate and be of no further force or effect upon the earliest to occur of: (i) consummation of a transaction resulting in Northwestern ceasing to own any Exchangeable Note (which transaction, for the avoidance of doubt, must be at MDP’s direction under this Agreement) and (ii) three Business Days after MDP provides written notice of termination to Northwestern.

4. Miscellaneous.

(a) Binding. This Agreement shall be binding on and inure to the benefit of the parties hereto and their affiliates, legal representatives, heirs, successors and assigns.

(b) Governing Law; Severability. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflict of law rules thereof. Whenever possible, each provisions of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held by a court of competent jurisdiction to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, and such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

(c) Counterparts; Delivery of Original Forms. This Agreement may be executed in any number of counterparts, any one of which need not contain the signatures of more than one

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party, but all of such counterparts together shall constitute one agreement. No party hereto will raise the use of a facsimile machine or other electronic transmission to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or other electronic transmission as a defense to the formation or enforceability of a contract and each such party forever waives any such defense.

(d) Descriptive Headings. Descriptive headings are for convenience only and shall not control or affect the meaning or construction of any provision of this Agreement.

(e) Further Assurances. Northwestern hereby covenants and agrees on behalf of itself and its successors and assigns, without further consideration, to prepare, execute, acknowledge, file, record, publish and deliver such other information, instruments, documents, forms and statements and to take such other actions as may be necessary or appropriate for Northwestern to effectively carry out the purposes of this Agreement, as determined by MDP.

(f) Amendment and Waiver. Any provision of this Agreement may be modified, amended or waived, but only by the prior written consent of each party hereto. The failure of any party to enforce any of the provisions of this Agreement shall in no way be construed as a waiver of such provisions and shall not affect the right of such party thereafter to enforce each and every provision of this Agreement in accordance with its terms.

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MADISON DEARBORN CAPITAL PARTNERS IV, L.P.

By:	Madison Dearborn Partners IV, L.P.
Its:	General Partner

By:	Madison Dearborn Capital Partners, LLC
Its:	General Partner

By:	/s/ Matthew Raimo
	Name:	Matthew Raimo
	Title:	Director

Signature Page to Voting Agreement

NORTHWESTERN UNIVERSITY

By:	/s/ Christopher J. Weber
	Name:	Christopher J. Weber
	Title:	Investment Operations Manager

Signature Page to Voting Agreement

KE 34835488